EXHIBIT 99.1

DOLPHIN DIGITAL MEDIA CEO BILL O’DOWD PROVIDES LETTER TO SHAREHOLDERS

MIAMI, March 12, 2012 (Globe Newswire) – Dolphin Digital Media, Inc. (OTC BB: DPDM) (http://www.dolphindigitalmedia.com) Chief Executive Officer Bill O’Dowd has provided a letter to shareholders:

Dear Shareholders,

As Chairman and CEO of Dolphin Digital Media, I am pleased to provide you with an update on our business.

During the past year, the Company’s focus has primarily been devoted to its new division, Dolphin Digital Studios, which creates original content to premiere online.  We feel that we are in the “right place at the right time,” as the rapid acceleration in consumer’s viewing habits online has been very well-documented.  Premium online video is the largest growth sector for online advertising, with market leaders such as Yahoo!, Hulu, Netflix, YouTube and AOL recently announcing major initiatives around original programming.

We are dedicated to producing the absolute premium product for this burgeoning new medium for original content.  We believe that a never-failing commitment to excellence has allowed us to quickly establish ourselves as a “market leader” digital studio.  As evidence of this commitment, and of our ability to attract best-in-class creative and distribution partners, Dolphin Digital Studios’ first two web series have been co-financed through an agreement Warner Bros. Digital Distribution and Dolphin Entertainment.  The first titles produced under this agreement are the action-packed high school spy thriller Aim High from multi-talented Executive Producer and Director McG (Director of Charlie’s Angels, Terminator: Salvation and Executive Producer of television series Chuck and Supernatural) and the futuristic survival tale H+: The Digital Series from blockbuster Director / Producer Bryan Singer (Director of X-Men, Superman Returns and The Usual Suspects, and Executive Producer of hit television series House).

The first of these two titles, Aim High, is the story of high school sophomore Nick Green, who is leading a double life — juggling his studies by day and serving as a secret government agent by night. Aim High simultaneously premiered on Facebook and Cambio (AOL’s Teen Site) in October of last year.  It is worth mentioning that Aim High represented Facebook’s first social web series from major Hollywood partners.  Furthermore, we couldn’t be more proud to report that Aim High won the Writer’s Guild Award for Outstanding Achievement in Writing for Original New Media at the Writer’s Guild Awards ceremony hosted by Joel McHale and Zooey Deschanel on February 19, 2012 in Los Angeles, California.  Let me once again take this opportunity to extend our congratulations to our friends, the writers of Aim High, Richie Keen and Heath Corson.

Looking ahead, 2012 will be the first full year of production and distribution for Dolphin Digital Studios.  H+ will premiere this summer, and we expect to announce our global distribution partner for this ground-breaking, international thriller very shortly.  We will also be making a series of announcements relating to the selection of upcoming web series, to meet our stated goal of 6-8 original productions per year.  Dolphin Digital Studios has a full development slate of projects lined up to meet this goal in 2012, many with A-List Hollywood talent in front of and behind the camera.  In the near term, we also look forward to having a large presence at the new Digital Content NewFronts conference for the advertising community in New York City in April.

Dolphin Digital Media has also announced its entry into the development of “Kids Clubs,” or online websites to serve as destinations for entertainment and information.  We are very excited about this natural progression for our company, as we see the creation of destination content sites as being the natural evolution of -- and reward for -- building a premium digital content studio.  For the Kids Clubs, we will partner with established “brands” in the children’s space, with the mission to expand each brand’s existing online audience through the promotion of original content supplied and/or sourced by Dolphin Digital Studios.  Premium entertainment offerings, such as original web series, will serve to both increase audience through positive word-of-mouth and to increase engagement, or length of time on site.  Furthermore, the Kids Clubs will serve as the platform for sponsorships and other marketing opportunities, such as contests and sweepstakes.  In addition, the Kids Clubs are tremendous marketing vehicles for the respective brands, as they keep the brands “top of mind” for the youngest generation, and in a space (the online world) where they increasingly go.

Dolphin Digital Media partnered with the University of Miami to launch its first kids club, the Coca-Cola Junior Canes Club, in September, 2011.  We are excited about our partnership with the University of Miami, and we expect to announce additional partnerships very soon with nationally-recognized children’s organizations with tremendous brand value.  The Kids Club business represents a high-growth area for Dolphin Digital Media, and we expect to be fully “in-market” by the upcoming back-to-school season.

Finally, this past year witnessed our hiring of Crowe Horwath as both our auditing firm and tax advisement specialists.  We were very pleased to retain such a high caliber nationally-recognized firm as Crowe Horwath, and were also further encouraged by the timely filing of our quarterly reports since we began working together.

We were recently advised that the Depository Trust Company (“DTC”) placed a “chill” on the withdrawal of our common stock by shareholders with brokerage accounts holding shares at the DTC.  Shares held in such accounts constitute a minority of our outstanding common stock, but we are concerned for our shareholders who this affects.  In an effort to assist such shareholders who have contacted us for guidance in their dispute with their brokers and the DTC, we have contacted the DTC, and have learned that the “chill” was put in place while the DTC conducts an internal review of an alleged attempt in 2010 by three individual shareholders to bribe an individual broker to sell shares of Dolphin Digital Media common stock at inflated prices.  Information regarding this alleged bribe has been publicly disclosed by the appropriate authorities, and we at Dolphin Digital Media have no independent knowledge regarding the investigation of these individuals.  Although Dolphin Digital Media has no direct relationship with, or authority over, the DTC (a non-profit entity owned by a collection of brokers and clearing houses), and although the DTC has no requirement to keep us informed of the progress of their internal review, we have pledged our full cooperation to the DTC, and have been willing and able to provide any documentation or assistance that will help them conclude their internal review as quickly as possible.  We will keep you notified of any updates, if and when we receive them from the DTC.

In summary, we at Dolphin Digital Media are very excited about our future.  I would like to thank all of our employees for their never-failing dedication to our commitment of excellence.  2012 has gotten off to a very promising start, with our first web series winning the prestigious Writer’s Guild Award.  We have our first full slate of web series in development and pre-production.  And, we have launched our first Kids Club, with more on the way.

To our shareholders, I would like to extend a personal “Thank You” for your support of Dolphin Digital Media.  I promise you we will work very hard to meet our stated goals, and you can expect to read frequent announcements from us throughout the year to update you on our progress.  And, finally, as always, we welcome any communication from you.

All the best,

Bill O’Dowd
CEO

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ABOUT DOLPHIN DIGITAL MEDIA

Dolphin Digital Media, Inc. is dedicated to the production of high quality digital content and safe, engaging websites for children. Please visit www.dolphindigitalmedia.com for more information.

ABOUT BILL O’DOWD

Mr. O’Dowd graduated from Harvard Law School in 1994, and founded Dolphin Entertainment in Miami in 1996.  Dolphin Entertainment is considered one of the leading independent producers of children’s entertainment in the world.  Notable credits include Executive Producer of Nickelodeon hits Zoey 101 (nominated for an Emmy Award) and Ned’s De-Classified School Survival Guide, as well as over a dozen tv movies, including Spectacular!, Nickelodeon’s first-ever musical.  Mr. O’Dowd acquired a controlling stake in Dolphin Digital Media in 2008.

SAFE HARBOR

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

  CONTACT:

Cherine Akbari

Dolphin Digital Media, Inc.

(305) 774–0407

cherine@dolphindigitalmedia.com